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                                                                     EXHIBIT 4


                                 CERTIFICATE OF
                      DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                      SERIES E CONVERTIBLE PREFERRED STOCK

                                       OF

                        SUPERCONDUCTOR TECHNOLOGIES INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)



         Superconductor Technologies Inc., a corporation organized and existing under the Delaware General Corporation Law (the "CORPORATION"), hereby certifies that the following resolutions were adopted by a special committee of the Board of Directors of the Corporation on September 28, 2000 pursuant to authority granted to the Board of Directors of the Corporation (and duly delegated to the special committee pursuant to Section 141(c)(2) of the Delaware General Corporation Law) as required by Section 151(g) of the Delaware General Corporation Law:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

         Series E Convertible Preferred Stock:


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                           I. DESIGNATION AND AMOUNT

The designation of this series, which consists of 37,500 shares of Preferred Stock, is Series E Convertible Preferred Stock (the "SERIES E PREFERRED STOCK") and the stated value shall be One Thousand Dollars ($1,000) per share (the "STATED VALUE").


                                    II. RANK

         The Series E Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $.001 per share (the "COMMON STOCK"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series E Preferred Stock obtained in accordance with Article IX hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series E Preferred Stock) (collectively with the Common Stock, "JUNIOR SECURITIES");
(iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series E Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, on parity with the Series E Preferred Stock ("PARI PASSU SECURITIES"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series E Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, senior to the Series E Preferred Stock ("SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                                 III. DIVIDENDS

         The Series E Preferred Stock shall not bear any dividends. In no event, so long as any Series E Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than a distribution of Junior Securities), without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series E Preferred Stock, voting together as a class.


                           IV. LIQUIDATION PREFERENCE

         A. LIQUIDATION EVENT. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case



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under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series E Preferred Stock, subject to the right of the holders of Series E Preferred Stock to convert under Article VI, shall have received the Liquidation Preference (as defined in Article IV.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series E Preferred Stock and holders of Pari Passu Securities (including any dividends or distribution paid on any Pari Passu Securities after the date of filing of this Certificate of Designation) shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series E Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. Any prior dividends or distribution made after the date of filing of this Certificate of Designation shall offset, dollar for dollar, the amount payable to the class or series to which such distribution was made.

         B. CERTAIN ACTS DEEMED LIQUIDATION EVENT. Subject to the rights of the Corporation under Article V.B, at the option of the holders of a majority of the outstanding Series E Preferred Stock, any Reorganization Event (as defined in
Section VI.C(b)) shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute upon consummation of and as a condition to such transaction an amount equal to 115% of the Liquidation Preference with respect to each outstanding share of Series E Preferred Stock or (ii) be treated pursuant to Article VI.C(b) hereof. If such holders elect to have such Reorganization Event deemed a liquidation, dissolution or winding up of the Corporation under this Section, the Corporation shall not effect such Reorganization Event unless prior to or simultaneously with the consummation thereof the resulting successor or acquiring entity (if other than the Corporation) and, if an entity different from the successor or acquiring entity, the entity (if other than the Corporation) whose capital stock or assets the holders of Common Stock are entitled to receive as a result of such Reorganization Event, assumes by written instrument executed and sent to each holder of Series E Preferred Stock the obligation to deliver to such holder of Series E Preferred Stock such cash that such holder of Series E Preferred Stock may be entitled to receive, and such entity (or entities) actually delivers such cash simultaneously with the consummation of the Reorganization Event. In addition, if such holders elect to have such Reorganization Event deemed a liquidation, dissolution or winding up of the Corporation under this Section, the Corporation shall not effect such Reorganization Event if the Corporation, as opposed to another party to the Reorganization Event, shall be required under any circumstances to make a cash



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payment at any time to any holder of Series E Preferred Stock, including, without limitation, in connection with the exercise of any applicable dissenter's rights.

         C. LIQUIDATION PREFERENCE. For purposes hereof, the "LIQUIDATION PREFERENCE" with respect to a share of the Series E Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof plus (ii) an amount equal to seven percent (7%) per annum of such Stated Value for the period beginning on the date of issuance of the Series E Preferred Stock (the "ISSUE DATE") and ending on the date of final distribution to the holder thereof (prorated for any portion of such period) plus (iii) subject to the limitation set forth in Article VI.H below, all Conversion Default Payments (as defined in Section VI.E below), Delivery Default Payments (as defined in Article VI.D(b) below) and any other amounts owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement. The liquidation preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

                                  V. REDEMPTION

         A. REDEMPTION. If any of the following events (each, a "REDEMPTION EVENT") shall occur:

                  (i) The Corporation (a) fails to issue shares of Common Stock to the holders of Series E Preferred Stock upon exercise by the holders of their conversion rights in accordance with the terms of this Certificate of Designation (for a period of at least sixty (60) days if such failure is solely as a result of the circumstances governed by the second paragraph of Article VI.E below and the Corporation is using its best efforts to authorize a sufficient number of shares of Common Stock as soon as practicable), (b) fails to transfer or to cause its transfer agent to transfer (electronically or in certificated form) any certificate for shares of Common Stock issued to the holders upon conversion of the Series E Preferred Stock as and when required by this Certificate of Designation or the Registration Rights Agreement, dated as of September 29, 2000, by and among the Corporation and the other signatories thereto (the "REGISTRATION RIGHTS Agreement"), (c) fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate or any shares of Common Stock issued to the holders of Series E Preferred Stock upon conversion of the Series E Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement, dated as of September 29, 2000, by and between the Corporation and the other signatories thereto (the "PURCHASE AGREEMENT") or the Registration Rights Agreement, or (d) fails to fulfill its obligations pursuant to Sections 4(e), 4(h) or 5 of the Purchase Agreement (or makes any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for ten (10) days after the Corporation shall have been notified thereof in writing by any holder of Series E Preferred Stock;

                  (ii) The Corporation (a) fails to file the Registration Statement (as defined in the Registration Rights Agreement, the "REGISTRATION STATEMENT") with the Securities and Exchange Commission (the "SEC") prior to November 28, 2000 as required pursuant to



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Section 2(a) of the Registration Rights Agreement or fails to thereafter use its best efforts to obtain effectiveness of the Registration Statement as soon as practicable after the filing thereof, (b) fails to use its best efforts to timely file any post-effective amendment, supplement or additional Registration Statement or fails to use its best efforts to obtain effectiveness of such filing as soon as practicable thereafter or (c) any such Registration Statement, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement, the "REGISTRABLE SECURITIES") otherwise cannot be made thereunder for more than twenty (20) consecutive days or more than forty-five (45) days in any twelve
(12) month period after such Registration Statement becomes effective by reason of the Corporation's failure to (x) amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement (other than due to a breach by a holder of its obligations under Section 4(a) or 4(b) of the Registration Rights Agreement) or (y) use its best efforts to file with the SEC an additional Registration Statement required to be filed pursuant to Section 3(b) of the Registration Rights Agreement and use its best efforts to obtain effectiveness of such Registration Statement as soon as practicable after the filing thereof;

                  (iii) As a result of actions initiated by the Board of Directors of the Corporation (as opposed to its common stockholders or another party) and while the Corporation meets the applicable listing requirements, the Corporation shall apply for the delisting of its Common Stock from the Nasdaq National Market ("NASDAQ"), the Nasdaq SmallCap Market ("NASDAQ SMALLCAP"), the New York Stock Exchange ("NYSE") or the American Stock Exchange ("AMEX"), unless done in connection with the simultaneous inclusion in or listing on another of the foregoing quotation systems or stock exchanges, then, upon the occurrence and during the continuation of any Redemption Event, at the option of the holders of at least 50% of the then outstanding shares of Series E Preferred Stock exercisable by delivery of written notice (the "REDEMPTION NOTICE") to the Corporation of such Redemption Event, the then outstanding shares of Series E Preferred Stock shall become immediately redeemable and the Corporation shall purchase each holder's outstanding shares of Series E Preferred Stock for an amount per share equal to the greater of (1) 120% multiplied by the sum of (a) the Stated Value of the shares to be redeemed plus (b) an amount equal to seven percent (7%) per annum of such Stated Value for the period beginning on the Issue Date and ending on the date of payment of the Redemption Amount (the "REDEMPTION DATE") plus (c) all Conversion Default Payments (as defined in Article VI.E below), Delivery Default Payments (as defined in Article VI.D below) and any other amounts owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement, or (2) the "PARITY VALUE" of the shares to be redeemed, where parity value means the product of (a) the highest number of shares of Common Stock issuable upon conversion of such shares of Series E Preferred Stock in accordance with Article VI below (without giving effect to any limitations on conversions of shares contained in Article VI below but taking into consideration the 19.99% Limitation (as defined in Article VII), and treating the Trading Day (as defined in Article VI.B(a)) immediately preceding the Redemption Date as the "CONVERSION DATE" (as defined in Article VI.D(d)) for purposes of determining the lowest applicable Conversion Price, unless the Redemption Event arises as a result of a breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date), multiplied by (b) the highest Closing Price (as defined below) for



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the Common Stock during the period beginning on the date of first occurrence of the Redemption Event and ending one day prior to the Redemption Date (the greater of such amounts being referred to as the "REDEMPTION AMOUNT"). "CLOSING PRICE," as of any date, means the last sale price of the Common Stock on Nasdaq as reported by Bloomberg Financial Markets or an equivalent reliable reporting service mutually acceptable to and hereafter designated by the holders of a majority in interest of the shares of Series E Preferred Stock and the Corporation ("BLOOMBERG") or, if Nasdaq is not the principal trading market for such security, the last sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last sale price of such security is available in the over-the-counter market on the electronic bulletin board for such security or in any of the foregoing manners, the average of the bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date in the manner provided above, the Closing Price shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series E Preferred Stock for which the calculation of the Closing Price is required.

         B. MAJOR TRANSACTION REDEMPTION. So long as for all times during the period beginning thirty (30) Trading Days prior to the date of the Major Transaction Redemption Notice (as defined below) and ending on the Major Transaction Redemption Date (as defined below) (i) all of the shares of Common Stock issuable upon conversion of the Series E Preferred Stock are then (x) authorized and reserved for issuance, (y) registered for resale under the Securities Act of 1933, as amended (the "1933 ACT"), by the holders of the Series E Preferred Stock and sales of such shares may be made thereunder (or such shares may otherwise be resold publicly without restriction (including without limitation as to volume)) and (z) eligible to be traded on the Nasdaq, the Nasdaq SmallCap, the NYSE or the AMEX and (ii) no Redemption Event shall have occurred and be continuing, then, in the event the Corporation publicly announces its intention to consummate a Major Transaction (as defined below), the Corporation shall have the right to deliver written notice to the holders of the Series E Preferred Stock of its intention to redeem all of the Series E Preferred Stock in accordance with this Article V.B. Any notice (the "MAJOR TRANSACTION REDEMPTION NOTICE") of redemption hereunder (a "MAJOR TRANSACTION REDEMPTION") shall be delivered to the holders of the Series E Preferred Stock at their registered addresses appearing on the books and records of the Corporation and shall state (1) that the Corporation is exercising its right to redeem all of the outstanding Series E Preferred Stock issued and (2) the date of redemption (the "MAJOR TRANSACTION REDEMPTION DATE") , which date shall be
(A) at least twenty (20) Trading Days after the date of delivery of the Major Transaction Redemption Notice and (B) the date of consummation of the Major Transaction. In the event that the Major Transaction Notice is delivered to the holders of the Series E Preferred Stock but the Major Transaction is not consummated, the Major Transaction Notice shall be deemed to be withdrawn as to such holder. On the Major Transaction Redemption Date, the Corporation shall make payment of the Major Transaction Redemption Amount (as defined below) to or upon the order of the holders as specified by the holders in writing to the Corporation at least one (1) business day prior to the Major Transaction Redemption Date. If the Corporation exercises its right to redeem the Series E Preferred Stock pursuant to this Article



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V.B, the Corporation shall make payment to the holders of an amount in cash (the
"MAJOR TRANSACTION REDEMPTION AMOUNT") equal to the greater of (x) 115% multiplied by the sum of (i) the Stated Value of the shares to be redeemed, plus
(ii) an amount equal to seven percent (7%) per annum of such Stated Value for the period beginning on the Issue Date and ending on the Major Transaction Redemption Date, plus (iii) all Conversion Default Payments (as defined in
Article VI.E below), Delivery Default Payments (as defined in Article VI.D below) and any other amounts owed to such holder pursuant to Section 2(c) of the Registration Rights Agreement, and (y) the "EQUIVALENT VALUE" of the shares to be redeemed, where equivalent value means the product of (i) the highest number of shares of Common Stock issuable upon conversion of such shares of the Series
E Preferred Stock in accordance with Article VI below (without giving effect to any limitations on conversions of shares contained in Article VI below but taking into consideration the 19.99% Limitation (as defined in Article VII), and treating the Trading Day (as defined in Article VI.B(a)) immediately preceding the Major Transaction Redemption Date as the Conversion Date (as defined in
Article VI.D(d)) for purposes of determining the lowest applicable Conversion Price (including any adjustment pursuant to Article VI.C)), multiplied by (ii) the highest Closing Price (as defined in Article V.A) for the Common Stock during the period beginning on the date of delivery of the Major Transaction Redemption Notice and ending one day prior to the Major Transaction Redemption Date. Notwithstanding notice of a Major Transaction Redemption, the holders shall at all times prior to the Major Transaction Redemption Date maintain the right to convert all or any Series E Preferred Stock at the Conversion Price then in effect (including any adjustments pursuant to Article VI.C) in accordance with Article VI, and any Series E Preferred Stock so converted after receipt of a Major Transaction Redemption Notice and prior to the Major Transaction Redemption Date set forth in such notice and payment of the aggregate Major Transaction Redemption Amount shall be deducted from the shares of Series E Preferred Stock which are otherwise subject to redemption pursuant to such notice. If the Corporation delivers a Major Transaction Redemption Notice, the Major Transaction is consummated and the Corporation fails to pay the Major Transaction Redemption Amount due to the holders of the Series E Preferred Stock on the Major Transaction Redemption Date, the Corporation (and any successor or acquiring entity) shall forever forfeit its right to redeem the Series E Preferred Stock pursuant to this Article V.B and such successor or acquiring entity and, if an entity different from the successor or acquiring entity, the entity whose capital stock or assets the holders of Common Stock are entitled to receive as a result of such Major Transaction, shall be required to assume the obligations of the Corporation under this Certificate of Designation in accordance with Article VI.C(b). "MAJOR TRANSACTION" means a consolidation or merger of the Corporation with or into any other corporation or entity (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged) or the sale or transfer of all or substantially all of the assets of the Corporation, in each case where the consideration for such transaction consists entirely of cash or in which the entity whose capital stock or assets the holders of Common Stock are entitled to receive as a result of such Major Transaction is not a publicly traded corporation (i.e., the common stock of such corporation is not traded on Nasdaq, the Nasdaq SmallCap, the NYSE or the AMEX).

         C. FAILURE TO PAY REDEMPTION AMOUNTS. In the case of a Redemption Event or the delivery of a Major Transaction Redemption Notice, if the Corporation fails to pay the Redemption Amount or Major Transaction Redemption Amount, as applicable, within five



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(5) business days of written notice that such amount is due and payable, then
(assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Series E Preferred Stock shall have the right at any time, after a Redemption Date or Major Transaction Redemption Date, as applicable, to require the Corporation, upon written notice and subject to the 19.99% Limitation set forth in Article VII, to immediately issue at any time or from time to time until payment of the Redemption Amount or Major Transaction Redemption Amount is received by such holder (in accordance with and subject to the terms of Article VI below), in lieu of the Redemption Amount or Major Transaction Redemption Amount, as applicable, the number of shares of Common Stock of the Corporation equal to such Redemption Amount or Major Transaction Redemption Amount, as applicable, divided by any Conversion Price (as defined below), as chosen in the sole discretion of the holder of Series E Preferred Stock, in effect from the date of the Redemption Event or Major Transaction Redemption Date until the date such holder elects to exercise its rights pursuant to this Article V.C.

                   VI. CONVERSION AT THE OPTION OF THE HOLDER

         A. OPTIONAL CONVERSION

                  (a) CONVERSION AMOUNT. Subject to the restriction set forth in
Article VI.A(b) below, each holder of shares of Series E Preferred Stock may, at its option at any time and from time to time, upon surrender of the certificates therefor, convert any or all of its shares of Series E Preferred Stock into Common Stock as set forth below (an "OPTIONAL Conversion"). Each share of Series E Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as such Common Stock exists on the Issue Date, or any other shares of capital stock or other securities of the Corporation into which such Common Stock is thereafter changed or reclassified, as is determined by dividing (1) the sum of (a) the Stated Value thereof plus
(b) the Premium Amount (as defined below) (to the extent such amount is not being paid in cash as described below), by (2) the then effective Conversion Price (as defined below); provided, however, that in no event shall a holder of shares of Series E Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series E Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the warrants issued by the Corporation pursuant to the Securities Purchase Agreement (the "WARRANTS")) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series E Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.9% of the then outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause
(x) of such proviso. At the time of any Optional Conversion, the Premium Amount (as defined below) payable by the Corporation with respect to the shares of Series E Preferred Stock which are subject to such Optional Conversion shall, at the option of the Corporation, be paid to the



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converting holder either (i) in cash or (ii) in shares of Common Stock in the manner set forth above. The Corporation shall notify the holder, in writing, within one (1) business day of its receipt of the Notice of Conversion (as defined in Article VI.D below) of its election. If the Corporation elects to pay the Premium Amount in cash, such amount shall be delivered within two (2) business days of the Conversion Date (as defined in Article VI.D below). The "PREMIUM AMOUNT" means the product of the Stated Value, multiplied by .07, multiplied by (N/365), where "N" equals the number of days elapsed from the Issue Date to and including the Conversion Date (as defined in Article VI.D).

                  (b) CONVERSION RESTRICTIONS. No conversions shall be permitted at a Conversion Price (as defined in Article VI.B(a)) that is less than the Fixed Conversion Price (as defined in Article VI.B(a)) until the expiration of nine (9) months following the Issue Date; provided, however, that such restriction shall not apply to conversions taking place on any Conversion Date
(i) occurring on or after the date the Corporation makes a public announcement that it intends to merge or consolidate with any other corporation or sell or transfer substantially all of the assets of the Corporation, or (ii) occurring on or after the date any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (or any other takeover scheme) or (iii) occurring on or after the date on which there is a Material Adverse Change (as defined below), or (iv) occurring on or after the occurrence of any Redemption Event. "MATERIAL ADVERSE CHANGE" means (i) the bankruptcy of the Corporation; (ii) the insolvency of the Corporation; (iii) the receipt by the Corporation of a "going concern" opinion from its auditors; (iv) the resignation or dismissal by the Corporation of its auditors; (v) the resignation or dismissal of the Chief Executive Officer or the Chief Technology Officer of the Corporation; or (vi) the receipt by the Issuer of notice of failure to meet Nasdaq listing requirements.

                  (c) LIMITATION ON NUMBER OF SHARES OF COMMON STOCK TO BE ISSUED. The maximum number of shares of Common Stock to be issued upon all Optional Conversions of the Series E Preferred Stock pursuant to this Article VI.A shall be 3,481,894 shares (subject to adjustment for stock splits, stock dividends, combinations, capital eorganizations and similar events, the "MAXIMUM SHARE AMOUNT").

         B. CONVERSION PRICE.

                  (a) CALCULATION OF CONVERSION PRICE. Subject to subparagraph
(b) below, the "CONVERSION PRICE" shall be the lesser of the Variable Conversion Price (as defined herein) and the Fixed Conversion Price (as defined herein), subject to adjustments pursuant to the provisions of Article VI.C below. The "VARIABLE CONVERSION PRICE" shall mean 100% of the Market Price (as defined below). "MARKET PRICE" shall mean the average of the daily VWAPs (as defined below) for the Common Stock during the ten (10) Trading Day period (the "PRICING PERIOD") ending one (1) Trading Day prior to the date the Notice of Conversion (as defined in Article VI.D) is sent by a holder to the Corporation via facsimile. "FIXED CONVERSION PRICE" shall mean $17.95. "VWAP" means, for any security as of any date, the volume-weighted average sale price on Nasdaq as reported by Bloomberg or, if Nasdaq is not the principal trading market for such security, the volume-weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or



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traded as reported by Bloomberg, or if the foregoing do not apply, the volume-weighted average sale price for such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no volume-weighted average sale price of such security is available in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no volume-weighted average sale price is reported, for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the VWAP cannot be calculated for such security on such date in the manner provided above, the VWAP shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of shares of Series E Preferred Stock being converted for which the calculation of the VWAP is required in order to determine the Conversion Price of such Series E Preferred Stock. "TRADING DAY" shall mean any day on which the Common Stock is traded for any period on Nasdaq, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

                  (b) CONVERSION PRICE DURING MAJOR ANNOUNCEMENTS. Notwithstanding anything contained in subparagraph (a) of this Article VI.B to the contrary, in the event the Corporation (i) makes a public announcement that it intends to consolidate or merge with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Corporation or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (or any other takeover scheme) (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the "ANNOUNCEMENT DATE"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal, for each such date, to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in subparagraph (a) of this Article VI.B. For purposes hereof, "ADJUSTED CONVERSION PRICE TERMINATION DATE" shall mean, with respect to any proposed transaction or tender offer (or takeover scheme) for which a public announcement as contemplated by this subparagraph (b) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) consummates or publicly announces the termination or abandonment of the proposed transaction or tender offer (or takeover scheme) which caused this subparagraph (b) to become operative.

         C. ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (a) ADJUSTMENT TO CONVERSION PRICE DUE TO STOCK SPLIT, STOCK DIVIDEND, ETC. If at any time when Series E Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, rights offering below the Trading Price (as defined below) to all holders of Common Stock (unless, solely with respect to such rights offering below the Trading Price, the holders of Series E Preferred Stock are entitled to participate in such rights offering on an as-converted basis with the holders of Common Stock) or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion or Automatic Conversion of the Series E Preferred Stock, then the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof. "TRADING PRICE," which shall be measured as of the record date in respect of the rights offering, means the average of the daily VWAPS for the shares of Common Stock for the five (5) Trading Days immediately preceding such date.

                  (b) ADJUSTMENT DUE TO MERGER, CONSOLIDATION, ETC. If, at any time when Series E Preferred Stock is issued and outstanding and prior to the conversion of all Series E Preferred Stock, any capital reorganization, reclassification or similar transaction involving the capital stock of the Corporation, or any consolidation, merger or business combination of the Corporation with another Person (as defined below), or the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock or securities of the Corporation or another entity or assets (including cash) with respect to or in exchange for shares of the Common Stock (a "REORGANIZATION EVENT"), then, prior to and as a condition of such Reorganization Event, lawful and adequate provision shall be made whereby the holders of Series E Preferred Stock shall thereafter have the right to receive upon conversion of the Series E Preferred Stock, upon the basis and upon the terms and conditions specified herein, and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion of the Series E Preferred Stock, such shares of stock, securities or assets (including cash) which the holders of Series E Preferred Stock would have been entitled to receive in such Reorganization Event had the Series E Preferred Stock been converted in full immediately prior to such Reorganization Event (without regard to any limitation on conversions contained in Article VI but taking into consideration the 19.99% Limitation (as defined in Article VII)). In any such case, appropriate provision shall be made with respect to the rights and interests of the holders of Series E Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock) shall thereafter be applicable, as nearly as may be practicable, in relation to any stock, securities or assets thereafter deliverable upon the conversion of the Series E Preferred Stock. The Corporation shall not effect any such Reorganization Event unless prior to or simultaneously with the consummation thereof the resulting successor or acquiring entity (if other than the Corporation) and, if an entity different from the successor or acquiring entity, the entity (if other than the Corporation) whose capital stock or assets the holders of Common Stock are entitled to receive as a result of such Reorganization Event, shall assume by written instrument executed and sent to each holder of Series E Preferred Stock, the obligations under this Certificate of Designation including an express assumption by such required entity or entities, as applicable, of the due and punctual performance and observance of every provision herein to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation under this Certificate of Designation. The Corporation shall also not effect any such Reorganization Event if the Corporation, as opposed to another party to the Reorganization Event, shall be required under any circumstances to make a cash payment at any time to any holder of Series E Preferred Stock, including, without limitation, in connection with the exercise of any applicable dissenter's rights. The Corporation shall not effect any such Reorganization Event unless it first gives, to the extent practical, thirty (30) days' prior written notice (but in any event at least fifteen (15) business days prior written notice) of the record date of the special meeting of stockholders to approve, or if there is no such record date, the consummation of, such Reorganization Event (during which time the holders of Series E Preferred Stock shall be entitled to convert the Series E Preferred Stock). The above provisions shall similarly apply to successive Reorganization Events. "PERSON" means any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

                  (c) ADJUSTMENT DUE TO DISTRIBUTION. Subject to Article III, if the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "DISTRIBUTION"), then the holders of Series E Preferred Stock shall be entitled, upon any conversion of shares of Series E Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

                  (d) PURCHASE RIGHTS. Subject to Article III, if at any time when any Series E Preferred Stock is issued and outstanding, the Corporation issues any convertible securities or rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, then the holders of Series E Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series E Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (e) ADJUSTMENT FOR RESTRICTED PERIODS. In the event that (i) the Corporation fails to obtain effectiveness with the SEC of any Registration Statement required to be filed pursuant to the Registration Rights Agreement on or prior to the date on which such Registration Statement is required to become effective pursuant to the terms of the Registration Rights Agreement or (ii) any such Registration Statement after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement) lapses in effect, or sales of all the Registrable Securities otherwise cannot be made thereunder, whether by reason of the Corporation's failure or inability to amend or supplement the prospectus (the "PROSPECTUS") included therein in accordance with the Registration Rights Agreement or otherwise (except in the case of a lapse caused by a breach by the holder of Series E Preferred Stock of its obligations pursuant to Section 4(a) or 4(b) of the Registration Rights Agreement) after such Registration

Statement becomes effective (including, without limitation, during an Allowed Delay (as defined in Section 3(f) of the Registration Rights Agreement)) (each of the events described in clauses (i) and (ii) being referred to as an "EXTENDED LOOKBACK EVENT"), then, at the election of each holder of Series E Preferred Stock exercisable with respect to any Optional Conversion occurring within ten (10) Trading Days after the end of the Extended Lookback Period (as defined below), the Pricing Period shall be comprised of, (x) in the case of an event described in clause (i), any ten (10) consecutive Trading Days during the period beginning on the tenth (10th) Trading Day preceding the date on which such Registration Statement is required to become effective pursuant to the terms of the Registration Rights Agreement and ending on the third (3rd) Trading Day following the date of actual effectiveness of such Registration Statement and (y) in the case of an event described in clause (ii) any ten (10) consecutive Trading Days during the period beginning on the tenth (10th) Trading Day preceding the date on which the holder of the Series E Preferred Stock is first notified that sales may not be made under the Prospectus and ending on the third (3rd) Trading Day following the date on which the Holder is first notified that such sales may again be made under the Prospectus (each of such periods referred to in clauses (x) and (y) being defined as an "EXTENDED LOOKBACK PERIOD"). If a holder of Series E Preferred Stock determines that sales may not be made pursuant to the Prospectus (whether by reason of the Corporation's failure or inability to amend or supplement the Prospectus or otherwise) it shall so notify the Corporation in writing and, unless the Corporation provides such holder with a written opinion of the Corporation's counsel to the contrary, such determination shall be binding for purposes of this paragraph. In the event that an Extended Lookback Event occurs during the Extended Lookback Period with respect to any other Extended Lookback Event, the Extended Lookback Periods shall be cumulative.

         D. MECHANICS OF CONVERSION. In order to convert Series E Preferred Stock into full shares of Common Stock, a holder of Series E Preferred Stock shall: (i) submit a copy of the fully executed notice of conversion in the form attached hereto as Exhibit A ("NOTICE OF CONVERSION") to the Corporation by facsimile dispatched prior to Midnight, New York City time (the "CONVERSION NOTICE DEADLINE"), on the date specified therein as the Conversion Date (as defined in Article VI.D(d)) (or by other means resulting in, or reasonably expected to result in, notice to the Corporation on the Conversion Date) to the office of the Corporation, which notice shall specify the number of shares of Series E Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted); and (ii) surrender the original certificates representing the Series E Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation or the Transfer Agent for the Series E Preferred Stock as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion.

The accountant shall review the calculations and notify the Corporation and the holder of the results no later than two (2) business days of its receipt of the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

                  (a) LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series E Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

                  (b) DELIVERY OF COMMON STOCK UPON CONVERSION. Upon the surrender of certificates as described above together with a Notice of Conversion, the Corporation shall issue and, within two (2) business days after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above) (the "DELIVERY PERIOD"), deliver (or cause its Transfer Agent to so issue and deliver) in accordance with the terms hereof and the Purchase Agreement (including, without limitation, in accordance with the requirements of Section 2(g) of the Purchase Agreement) to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of Series E Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of Series E Preferred Stock not converted, if any. Subject to the limitation set forth in Article VI.H, in addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to a holder $2,000 per day in cash for each day beyond a two (2) day grace period following the Delivery Period that the Corporation fails to deliver Common Stock (a "DELIVERY DEFAULT") issuable upon surrender of shares of Series E Preferred Stock with a Notice of Conversion until such time as the Corporation has delivered all such Common Stock (the "DELIVERY DEFAULT PAYMENTS"). Such Delivery Default Payments shall be paid to such holder by the fifth day of the month following the month in which it has accrued or, at the option of the holder (by written notice to the Corporation by the first day of the month following the month in which it has accrued), shall be convertible into Common Stock in accordance with the terms of this Article VI.

         In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation's Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder and its compliance with the provisions contained in Article VI.A and in this Article VI.D, the Corporation shall use its best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery and penalties described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

                  (c) NO FRACTIONAL SHARES. If any conversion of Series E Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of

Common Stock issuable upon Conversion of the Series E Preferred Stock shall be the next higher number of shares.

                  (d) CONVERSION DATE. The "CONVERSION DATE" shall be the date \specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result in, notice) to the Corporation before Midnight, New York City time, on the date so specified, otherwise the Conversion Date shall be the first business day after the date so specified on which the Notice of Conversion is actually received by the Corporation. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series E Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders preferential rights as a holder of Series E Preferred Stock shall survive to the extent the Corporation fails to deliver such securities.

         E. RESERVATION OF SHARES. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series E Preferred Stock outstanding (based on the lesser of the then current Variable Conversion Price and the Fixed Conversion Price in effect from time to time) shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. As of the date of issuance of the Series E Preferred Stock, 3,554,656 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of the Series E Preferred Stock (the "RESERVED AMOUNT"). The Reserved Amount shall be increased from time to time in accordance with the Corporation's obligations pursuant to Section 4(h) of the Purchase Agreement. In addition, if the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series E Preferred Stock shall be convertible, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series E Preferred Stock.

         If at any time a holder of shares of Series E Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article VI (a "CONVERSION DEFAULT"), subject to Article X, the Corporation shall issue to the holder all of the shares of Common Stock which are available to effect such conversion. The number of shares of Series E Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "EXCESS AMOUNT") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date elected by the holder in respect thereof. The Corporation shall use its best efforts to effect an increase in the authorized number of shares of Common Stock as soon as possible following the earlier of (i) such time that a holder of

Series E Preferred Stock notifies the Corporation or that the Corporation otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion thereof and (ii) a Conversion Default. In addition, subject to the limitation set forth in Article VI.H, the Corporation shall pay to the holder payments ("CONVERSION DEFAULT PAYMENTS") for a Conversion Default in the amount of (a) .18, multiplied by (b) the sum of the Stated Value plus the Premium Amount per share of Series E Preferred Stock held by such holder through the Authorization Date (as defined below), multiplied by
(c) (N/365), where N = the number of days from the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "CONVERSION DEFAULT DATE") to the date (the "AUTHORIZATION DATE") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of Series E Preferred Stock. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the applicable Conversion Price, at the holder's option, as follows:

                  (a) In the event the holder elects to take such payment in cash, cash payment shall be made to holder by the fifth day of the month following the month in which it has accrued; and

                  (b) In the event the holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article VI (so long as there is then a sufficient number of authorized shares of Common Stock).

         The holder's election shall be made in writing to the Corporation at any time prior to 9:00 p.m, New York City time, on the third (3rd) day of the month following the month in which Conversion Default payments have accrued. If no election is made, the holder shall be deemed to have elected to receive cash. Nothing herein shall limit the holder's right to pursue actual damages (to the extent in excess of the Conversion Default Payments) for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

         F. NOTICE OF CONVERSION PRICE ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series E Preferred Stock.

         G. STATUS AS STOCKHOLDERS. Upon submission of a Notice of Conversion by a holder of Series E Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series E Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Delivery Period with respect to a conversion of shares of Series E Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation) the holder shall regain the rights of a holder of such shares of Series E Preferred Stock with respect to such unconverted shares of Series E Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares of Series E Preferred Stock to the holder or, if such shares of Series E Preferred Stock have not been surrendered, adjust its records to reflect that such shares of Series E Preferred Stock have not been converted. In all cases, the holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Delivery Default Payments pursuant to Article VI.D to the extent required thereby for such Delivery Default and any subsequent Delivery Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article VI.E.) for the Corporation's failure to convert the Series E Preferred Stock.

         H. LIMITATION ON DEFAULT PAYMENTS. Notwithstanding anything to the contrary, the aggregate amount of all Default Payments (as defined below) shall not exceed $7,500,000 in the aggregate. "DEFAULT PAYMENTS" means, collectively, all of the following payments to the holders of Series E Preferred Stock: (1) Conversion Default Payments (as defined in Article VI.E above), (2) Delivery Default Payments (as defined in Article VI.D(b) above), and (3) payments required pursuant to Section 2(c) of the Registration Rights Agreement.

                            VII. AUTOMATIC CONVERSION

         Notwithstanding the limitations on conversion set forth in Article VI.A(c), so long as (i) all of the shares of Common Stock issuable upon conversion of all outstanding shares of Series E Preferred Stock are then (x) authorized and reserved for issuance, (y) registered for re-sale under the 1933 Act by the holders of the Series E Preferred Stock (or may otherwise be resold publicly without restriction) and (z) eligible to be traded on Nasdaq, the NYSE, the AMEX or Nasdaq SmallCap and (ii) there is not then a continuing Redemption Event, each share of Series E Preferred Stock issued and outstanding on September 29, 2002 (the "AUTOMATIC CONVERSION DATE"), automatically shall be converted into shares of Common Stock (and the Premium Amount payable with respect to such shares shall be paid by the Corporation in accordance with the provisions of Article VI.A(a)) on such date at the then effective Conversion Price (the "AUTOMATIC CONVERSION"); provided, however, that in no event shall the Corporation be required to issue a number of shares of Common Stock pursuant to this Article VII in excess of that number of shares which, when aggregated with all issuances of Common Stock upon Optional Conversions pursuant to Article VI.A hereof, would equal 3,554,656 shares (19.99% of the total shares of Common Stock outstanding on the Issue Date), subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Issue Date (the "19.99% LIMITATION"); provided, further, however, that in the event that any shares of Series E Preferred Stock may not be converted pursuant to this Article VII by virtue of the 19.99% Limitation, such remaining shares of Series E Preferred Stock shall be cancelled and the Corporation shall either (i) pay to the holders an amount in cash equal to the sum of (A) the aggregate Premium Amount payable with respect to any such cancelled shares of Series E Preferred Stock, plus (B) the product of (x) the then applicable Conversion Price, multiplied by (y) the aggregate number of shares of Common Stock issued by the Corporation in respect of the Premium Amount payable with respect to any shares of Series E Preferred Stock converted pursuant to Article VI.A hereof or pursuant to this Article VII or (ii) if the Corporation has, prior to the Automatic Conversion Date, obtained approval of the issuance of shares of Common Stock in excess of the 19.99% Limitation for payment of the Premium Amount in accordance with applicable law and the rules and regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities, issue to the holders an additional number of shares of Common Stock in excess of the 19.99% Limitation equal to the sum of
(A) (x) the aggregate Premium Amount payable with respect to any such cancelled shares of Series E Preferred Stock, divided by (y) the then applicable Conversion Price, plus (B) the aggregate number of shares of Common Stock issued by the Corporation in respect of the Premium Amount payable with respect to any shares of Series E Preferred Stock converted pursuant to Article VI.A hereof or pursuant to this Article VII. At option of the holders, the Automatic Conversion Date shall be delayed by one (1) Trading Day for each Trading Day occurring prior thereto and prior to the full conversion of the Series E Preferred Stock that (i) any Registration Statement required to be filed and to be effective pursuant to the Registration Rights Agreement is not effective or sales of all of the Registrable Securities otherwise cannot be made thereunder during the Registration Period (as defined in the Registration Rights Agreement) (whether by reason of the Corporation's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement or otherwise, including during any Allowed Delays (as defined in Section 3(f) of the Registration Rights Agreement)), (ii) any Redemption Event exists, without regard to whether any cure periods shall have run or (iii) that the Corporation is in breach of any of its obligations pursuant to Section 4(h) of the Purchase Agreement. The Automatic Conversion Date shall be the Conversion Date for purposes of determining the Conversion Price and the time within which cash and certificates representing the Common Stock must be delivered to the holder.

                               VIII. VOTING RIGHTS

         The holders of the Series E Preferred Stock have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law ("DGCL"), in this Article VIII and in Article IX below.

         Notwithstanding the above, the Corporation shall provide each holder of Series E Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the DGCL the vote of the holders of the Series E Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series E Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series E Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL holders of the Series E Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series E Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series E Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the DGCL.


                            IX. PROTECTIVE PROVISIONS

         So long as shares of Series E Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock:

                  (a) alter, amend or repeal (whether by merger, consolidation or otherwise) the rights, preferences or privileges of the Series E Preferred Stock or any capital stock of the Corporation so as to affect adversely the Series E Preferred Stock;

                  (b) create any new class or series of capital stock having a preference over the Series E Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "SENIOR SECURITIES");

                  (c) create any new class or series of capital stock ranking pari passu with the Series E Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "PARI PASSU SECURITIES");

                  (d) increase the authorized number of shares of Series E Preferred Stock;

                  (e) issue any Senior Securities or Pari Passu Securities;

                  (f) increase the par value of the Common Stock, or

                  (g) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series E Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         In the event holders of at least a majority of the then outstanding shares of Series E Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock, pursuant to subsection (a) above, so as to affect the Series E Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series E Preferred Stock that did not agree to such alteration or change (the "DISSENTING HOLDERS") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series E Preferred Stock.

                             X. PRO RATA ALLOCATIONS

         The Maximum Share Amount, the Reserved Amount and the 19.99% Limitation (including any increases thereto) shall be allocated by the Corporation pro rata among the holders of Series E Preferred Stock based on the number of shares of Series E Preferred Stock issued to each holder. Each increase to the Maximum Share Amount, the Reserved Amount and the 19.99% Limitation shall be allocated pro rata among the holders of Series E Preferred Stock based on the number of shares of Series E Preferred Stock held by each holder at the time of the increase in the Maximum Share Amount, the Reserved Amount or the 19.99% Limitation. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series E Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Maximum Share Amount, Reserved Amount and 19.99% Limitation. Any portion of the Maximum Share

Amount, the Reserved Amount or the 19.99% Limitation which remains allocated to any person or entity which does not hold any Series E Preferred Stock shall be allocated to the remaining holders of shares of Series E Preferred Stock, pro rata based on the number of shares of Series E Preferred Stock then held by such holders.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 29th day of September, 2000.

                                      SUPERCONDUCTOR TECHNOLOGIES INC.


                                      By: /s/ M. Peter Thomas
                                        ----------------------------------------
                                           M. Peter Thomas
                                           President and Chief Executive Officer

                                                                       EXHIBIT A

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series E Preferred Stock)

         The undersigned hereby irrevocably elects to convert ______ shares of Series E Preferred Stock, represented by stock certificate No(s). __________ (the "PREFERRED STOCK CERTIFICATES") into shares of common stock ("COMMON STOCK") of Superconductor Technologies Inc., a Delaware corporation (the "CORPORATION") according to the conditions of the Certificate of Designation of Series E Preferred Stock, as of the date written below. If securities are permitted to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the undersigned for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate (or evidence of loss, theft or destruction thereof along with a customary indemnity agreement for such situations) is attached hereto.

         Subject to the limitation in Section VI.H of the Certificate of Designation, the undersigned hereby irrevocably elects to convert $___________ in Conversion Default Payments, $__________ in Delivery Default Payments and/or $___________ in payments pursuant to Section 2(c) of the Registration Rights Agreement at the Applicable Conversion Price set forth below.

         The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DWAC TRANSFER").

         Name of DTC Prime Broker:
         Account Number:

   [ ] In lieu of receiving shares of Common Stock issuable pursuant to this Notice of Conversion by way of a DWAC Transfer, the undersigned hereby requests, if permitted, that the Corporation issue a certificate or certificates for the number of shares of Common Stock set forth above (which numbers are based on the calculation of the undersigned attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

         Name:
              -------------------------------------
         Address:
                 ----------------------------------

                 ----------------------------------

         The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series E Preferred Stock shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act, and shall be made in compliance with applicable prospectus delivery requirements.

            Date of Conversion: _________________________
            Applicable Conversion Price:
            __________________Number of Shares of
            Common Stock to be Issued pursuant to:
            (i) Conversion of Series E Preferred Stock:
            _____________________________________________
            (ii) Conversion of Conversion Default Payments, Delivery Default Payments and/or payments pursuant to Section 2(c) of the Registration Rights Agreement:
            _____________________________________________
            Signature:

            Name:
                 ----------------------------------------
            Address:
                 ----------------------------------------

                 ----------------------------------------

                 ----------------------------------------


*The Corporation is not required to issue shares of Common Stock until the original Series E Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof along with a customary indemnity agreement for such situations) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than two (2) business days following receipt of the original Preferred Stock Certificate(s) to be converted, and shall make payments pursuant to the Certificate of Designation for the number of business days such issuance and delivery is late.